EXHIBIT 4.2





            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our report dated March 10, 2009, with respect to the statements of condition including the related portfolios of The Dow Jones Total Market Portfolio, Enhanced Index Strategy 2009-2 and Enhanced Sector Strategy, Sector Rotation Portfolio 2009-2 (included in Van Kampen Unit Trusts, Series
852) as of March 10, 2009, contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-156822) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".


                                                              GRANT THORNTON LLP


New York, New York
March 10, 2009